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                                                                   EXHIBIT 11.1

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                                                                   1998            1999            2000
                                                              --------------- ---------------- --------------
1.  Earnings Per Share - Basic Calculation

A.  Net Income                                                   $34,267          $28,222         $61,603
                                                                 =======          =======         =======


B.  Calculation of Denominator:
      Weighted average common shares outstanding                  45,748          47,346          49,494
                                                                  ======          ======          ======


C.  Net Income per share                                          $0.75            $0.60           $1.24
                                                                  =====            =====           =====


2.  Earnings Per Share - Diluted Calculation

A.  Net Income                                                   $34,267          $28,222         $61,603
                                                                 -------          -------         -------


B.  Calculation of Denominator:
      Weighted average common shares outstanding                  45,748          47,346          49,494
      Effect of dilutive options                                   1,847             796           1,572
                                                                 -------          ------          ------
                                                                  47,595          48,142          51,066
                                                                 =======          ======          ======


C.  Net Income per share                                          $0.72            $0.59           $1.21
                                                                 =======          ======          ======

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